Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

STANDARD DIVERSIFIED OPPORTUNITIES INC.

Standard Diversified Opportunities Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), for the purpose of amending its Sixth Amended and Restated Certificate of Incorporation pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), does hereby certify as follows:

1.       Article I of the Corporation’s Sixth Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“The name of the Corporation is “Standard Diversified Inc.””

2.       The amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL and the Sixth Amended and Restated Certificate of Incorporation of the Corporation, and in accordance with Section 242(a)(1) and 242(b)(1) of the DGCL, no approval by the stockholders of the Corporation is required.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 20th day of April, 2018.

STANDARD DIVERSIFIED OPPORTUNITIES INC.

By:	/s/ Ian Estus
	Name:	Ian Estus
	Title:	President and CEO